ADDENDUM TO TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT
                                    IVY FUND

         The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992, between Ivy Fund and Mackenzie Ivy Investor Services Corp., is hereby revised as set forth below in this Addendum.

         Schedule A of the Agreement is revised in its entirety to read as follows:

                                   Schedule A
Ivy Management Fees

         The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.

A.       Per Account Fees

FUND                                                     ANNUAL FEE

Ivy Growth Fund                                          $  20.00
Ivy Growth with Income Fund                                 20.00
Ivy International Fund (Classes A and B)                    20.00
Ivy International Fund (Class I)                             4.25
Ivy Money Market Fund                                       22.00
Ivy Emerging Growth Fund                                    20.00
Ivy China Region Fund                                       20.00
Ivy Latin America Strategy Fund (Classes A and B)           20.00
Ivy New Century Fund (Classes A and B)                      20.00
Ivy International Bond Fund (Classes A and B)               20.00
Ivy Bond Fund (Classes A and B)                             20.00
Ivy Bond Fund (Class I)                                      4.25
Ivy Canada Fund (Classes A and B)                           20.00
Ivy Global Fund (Classes A and B)                           20.00
Ivy Short-Term U.S. Government Securities Fund
  (Classes A and B)                                         20.00
Ivy Short-Term U.S. Government Securities Fund (Class I)     4.25
                                                           -------

         In addition each Fund will pay a fee of $4.25 for each account that is closed.

B.       Special Services

         Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

         This Addendum shall take effect as of the effective date each of the Post-Effective Amendments to Ivy Fund's Registration Statement on Form N-1A under the Securities Act of 1933 containing the Prospectus offering multiple classes of shares of Ivy Latin America Strategy Fund, Ivy New Century Fund and Ivy International Bond Fund.


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         IN WITNESS WHEREOF,  the parties hereto have caused this Addendum to be executed as of this 31st day of December, 1994.

                                            IVY FUND

                            By: /S/ MICHAEL G. LANDRY
                                            Title: President

                                            IVY MANAGEMENT INC.

                            By: /S/ MICHAEL G. LANDRY
                                            Title: President